Exhibit 2.2

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SECOND AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

RED IRON ACCEPTANCE, LLC

THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF RED IRON ACCEPTANCE, LLC, dated as of June 6, 2012 (this “Amendment”), is entered into by and between RED IRON HOLDING CORPORATION, a Delaware corporation (“Toro Sub”), and TCFIF JOINT VENTURE I, LLC, a Minnesota limited liability company (“TCFIF Sub”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement (as hereinafter defined).

RECITALS

A.            Toro Sub and TCFIF Sub are parties to that certain Limited Liability Company Agreement of Red Iron Acceptance, LLC, dated as of August 12, 2009, as amended by the Amendment No. 1 to Limited Liability Company Agreement of Red Iron Acceptance, LLC, made as of May 31, 2011 (as so amended, the “LLC Agreement”).

B.            The parties hereto have agreed to amend the LLC Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Amendments.

(a)           Extension of Initial Term.  Section 1.04 of the LLC Agreement is amended and restated in its entirety to read as follows:

“1.04      Term.  Subject to the provisions of Article X below, the initial term of the Company shall commence of the date first written above (the “Formation Date”), shall continue until October 31, 2017 (the “Initial Term”), and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either Member gives notice to the other Member of its intention not to extend the term, in which event the Company shall dissolve and be wound-up in accordance with the provisions of said Article X.”

(b)           Change in Duties of the Management Committee.  Section 6.02(f) of the LLC Agreement is amended and restated in its entirety to read as follows:

“The Management Committee shall review and approve all budgets and business plans, including any amendments thereto from time to time as necessary or desirable, of the Company.”

(c)           Changes to the Authority of the General Manager.

(i)            Section 6.03(i) of the LLC Agreement is amended and restated in its entirety to read as follows:

“(i)          To prepare the Company’s annual budget;”

(ii)           Section 6.03(j) of the LLC Agreement is amended and restated in its entirety to read as follows:

“(j)          [Reserved]; and”

(d)           Change of Illinois Office.

(i)            The last sentence of Section 1.02 of the LLC Agreement is amended and restated in its entirety to read as follows:

“The principal offices and place of business of the Company shall be in Schaumburg, Illinois with an operations office in Bloomington, Minnesota or, in either case, such other place or places as the Management Committee may from time to time direct.”

(ii)           The last sentence of the first paragraph of Section 8.02(a) of the LLC Agreement is amended and restated in its entirety to read as follows:

“All other ledgers, books of account and financial statements shall be maintained at the offices of TCFIF in Schaumburg, Illinois.”

(e)           Extension of Dates Referred to in the Toro Sub Purchase Option.

[PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(i)            Sections 9.03(a)(i)(A) — (C) of the LLC Agreement are amended and restated in their entirety to read as follows:

“(A)        if the Closing Date occurs at October 31, 2017, an amount equal to the greater of (y) XXXXXXXXX or (z) XXXXXXXXX;

(B)           if the Closing Date occurs at October 31, 2019, an amount equal to XXXXXXXXX; or

(C)          if the Closing Date occurs at October 31, 2021 or at any time thereafter, an amount equal to XXXXXXXXX.”

The paragraph following clause (C) of Section 9.03(a)(i) of the LLC Agreement shall remain without change.

(ii)           Section 9.03(b)(i)(i) of the LLC Agreement is amended and restated in its entirety to read as follows:

“(i)          during the 31-day period commencing on October 1, 2016, or”

(f)            Dissolution.  The following is added to the end of the clause that appears in parentheses following the first sentence of Section 10.01(h) of the LLC Agreement:

“and “pre-tax return on assets” shall mean a quotient, (i) the numerator of which is equal to the product of (x) the pre-tax income of the Company from the first day of the first calendar month covered by such calculation, divided by the number of calendar months included in the period covered by such calculation, multiplied by (y) 12, and (ii) the denominator of which is equal to (x) the sum of the monthly Average Net Receivables for each calendar month included in the period covered by such calculation, divided by (y) the number of calendar months included in the period covered by such calculation.”

(g)           Time for Liquidation.  Section 10.04 of the LLC Agreement is amended and restated in its entirety to read as follows:

“10.04   Time for Liquidation.  The Members acknowledge that any liquidation of assets of the Company must be handled in such a manner as to minimize the impact of such liquidation on the business of Toro and its Affiliates and agree, subject to the provisions of the following sentence, if so requested by Toro Sub to continue the Business for a period of up to the later of one year following the Termination Date, or, if such date shall occur in the months of February through June, until June 30 of the year following the Termination Date during which time the Members acknowledge that (a) the Company will no longer be entitled to any exclusive rights to provide floor plan and open account financing to Toro dealers and distributors and (b) TCFIF shall no longer be bound to its obligations under Section 2.8(b) of the Joint Venture Agreement. Following the cessation of the

Business as contemplated by the preceding sentence, a reasonable time period shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to reasonably minimize the losses attendant upon such liquidation.”

(h)           Amendment of Schedule of Definitions.

(i)                           The following defined terms and associated Section No. cross references shall be deleted from the Schedule of Definitions to the LLC Agreement:

Adjustment Date

Adjustment Period

Measurement Period Return

(ii)                        The cross reference to the defined term, “pre-tax return on assets,” is changed to Section No. 10.01(h).

2.             Affirmation of LLC Agreement; Further References.  The parties hereto each acknowledge and affirm that the LLC Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the LLC Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the LLC Agreement (including references in the LLC Agreement to the terms thereof) are hereby amended to refer to the LLC Agreement as amended by this Amendment.

3.             Entire Agreement.  This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto and their respective Affiliates with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties hereto and their respective Affiliates pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

4.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RED IRON HOLDING CORPORATION

By:	/s/ Thomas J. Larson
Name: Thomas J. Larson
Its: Vice President and Chief Financial Officer

TCFIF JOINT VENTURE I, LLC

By:	/s/ Rosario A. Perrelli
Name: Rosario A. Perrelli
Its: President

Second Amendment to Limited Liability Company Agreement